Exhibit 4.1

PROLOGIS, INC.

WARRANT TO PURCHASE COMMON STOCK

PLD – W1

This certifies that, for good and valuable consideration, the receipt of which is hereby acknowledged, Norges Bank (the “Holder”), is entitled to purchase, from time to time, from Prologis, Inc., a Maryland corporation (the “Company”), 6,000,000 fully paid and non-assessable shares of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), commencing on the date set forth on the signature page hereof (the “Commencement Date”), on the terms and conditions set forth herein.

1. Number of Shares; Vesting; Strike Price and Expiration.

(a) This Warrant may be exercised for 6,000,000 Shares.

(b) The right to exercise this Warrant shall fully vest on the Commencement Date.

(c) All purchase rights represented by this Warrant shall terminate at the Expiration Time, unless fully exercised prior to such time. To the extent that this Warrant has not been exercised before the Expiration Time, this Warrant shall become null and void and all rights hereunder and all rights in respect hereof shall cease as of the Expiration Time.

(d) As used in this Warrant, “Expiration Time” means 5:00 p.m., Eastern Time on the earliest to occur of (x) the date on which the Company makes a public announcement that the transactions contemplated by the Investment Agreement will not be consummated and (y) the third anniversary of the Closing Date (as defined in the Investment Agreement).

(e) As used in this Warrant, the “Strike Price” means $35.64 as such price may be adjusted from time to time pursuant to the terms hereof.

(f) As used in this Warrant, the “Purchase Agreement” means that certain Warrant Purchase Agreement, dated as of the date hereof between the Company and the Holder.

(g) As used in this Warrant, the “Investment Agreement” has the meaning given thereto in the Purchase Agreement.

2. Exercise and Payment.

(a) Exercise for Shares. This Warrant may be exercised in whole or in part, from time to time during the Exercise Period, by the Holder by surrender of this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company, together with payment in the amount obtained by multiplying the Strike Price then in effect by the number of Shares to be purchased (as designated in the Notice of Exercise). Payment must be by wire transfer of immediately available funds.

(b) Net Issue Exercise. In lieu of exercising this Warrant in accordance with Section 2(a), the Holder may elect a net issue exercise in accordance with this Section 2(b). The Holder may elect a net issue exercise by surrendering this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company. The Company shall issue to the Holder a number of Shares computed using the following formula:

X =	Y (A-B)
A

Where	X =	the number of Shares to be issued to the Holder pursuant to this Section 2(b) upon an exercise.
	Y =	the total number of Shares covered by this Warrant for which the Holder has designated in the Notice of Exercise to be surrendered under this Section 2(b) (including both Shares to be issued to the Holder and Shares to be cancelled as payment therefor).
	A =	the then current Fair Value of the Shares.
	B =	the then current Strike Price.

(c) As used in this Warrant, “Exercise Period” means the period (x) beginning at 9:00 a.m., Eastern Time on the earliest to occur of (A) the date on which the Company makes a public announcement that the transactions contemplated by the Investment Agreement will not be consummated, (B) the Closing Date (as defined in the Investment Agreement) and (C) June 30, 2013 and (y) ending at the Expiration Time.

(d) As used in this Warrant, “Fair Value” shall mean, on any date specified herein (i) in the case of a security listed on a national securities exchange, the Current Market Price and (ii) in all other cases, the fair value thereof (as of a date which is within 20 days of the date on which the Company receives the Notice of Exercise except as otherwise specifically provided for in Section 8(d) below) shall be determined by the Company’s Board of Directors in good faith. As used in this Section 2(b), “Current Market Price” shall mean, the volume-weighted average closing price of the Shares for the five trading days immediately preceding (but not including) the date on which the Company receives the Notice of Exercise except as otherwise specifically provided for in Section 8(d) below.

3. Delivery of Certificates. In the event the Holder exercises this Warrant, this Warrant shall be deemed to have been exercised and the Holder shall be deemed to have become the holder of record of the number of Shares as indicated in the Notice of Exercise as of the date of the surrender of this Warrant to the Company, and in the case of an exercise pursuant to Section 2(a), payment of the Strike Price to the Company. Within a reasonable period of time after exercise (but not exceeding five business days), the Company shall issue in the name of and deliver to the Holder the number of fully paid and non-assessable Shares that the Holder shall have requested in the Notice of Exercise, or the number of Shares calculated pursuant to Section 2(b) in the event the Holder elects a net issue exercise in the Notice of Exercise, up to the maximum then available hereunder. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such certificate for the Shares.

4. No Fractional Shares. No fractional Shares or scrip representing fractional Shares will be issued upon exercise of this Warrant. If upon any exercise of this Warrant a fraction of a Share results, the Company will pay the Holder the Fair Value of fractional Share

5. Charges, Taxes and Expenses. The Company shall pay all taxes or other incidental charges, if any, in connection with the transfer from the Company to the Holder of the Shares purchased pursuant to the exercise hereof.

6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Warrant, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver, at the Holder’s expense, a new Warrant of like tenor, dated as of such date as the foregoing conditions have been satisfied in the event of loss, theft or destruction, or the surrender date in the event of mutilation, in lieu of this Warrant.

7. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

8. Adjustment of Strike Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Strike Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions and Combinations. If the Company shall at any time after the Commencement Date, but prior to the expiration of this Warrant, subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision or combination shall forthwith be proportionately increased in the case of a subdivision or proportionately decreased in the case of a combination. Appropriate corresponding adjustments shall also be made to the Strike Price, so that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

(b) Reclassification, Etc. Except as specifically provided for in Section 8(c) below, if at any time after the Commencement Date there shall be a change or reclassification of the Shares into which this Warrant is exercisable into the same or a different number of a different type or class of securities, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Strike Price then in effect, the number of shares of other securities or property resulting from such change or reclassification that would have been received by Holder for the Shares subject to this Warrant had this Warrant been exercised immediately prior to the time of the reclassification.

(c) Consolidation, Merger or Sale. In the case of any (each, a “Triggering Event”): (i) consolidation with or merger into any other entity in which the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) consolidation with or merger into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the capital stock of the

Company shall be changed into or exchanged for securities of any other entity or cash or any other property, or (iii) transfer of all or substantially all of the Company’s properties or assets to any other person or entity, or (iv) purchase offer, tender offer or exchange offer pursuant to which holders of Shares are permitted to sell, tender or exchange their shares for other shares of stock, securities or assets and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, then, as a condition to such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event but prior to the Expiration Date, and to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Strike Price in effect at the time immediately prior to the consummation of such Triggering Event (subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8), in lieu of the Shares issuable upon exercise of this Warrant prior to such Triggering Event, the highest amount of such securities, cash and/or property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (which shall be in the same form of consideration and proportion of securities and other property as the holders of Shares are to receive in such Triggering Event), subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8. The Company shall not effect any such Triggering Event unless prior to or simultaneously with the completion thereof the successor entity (if other than the Company) resulting from such Triggering Event shall assume the obligation to deliver to the Holders, at the last address of the Holder appearing on the books of the Company, such securities, cash and/or property, in accordance with the terms of this Warrant, to which the Holder may be entitled to purchase. The provisions of this clause (b) shall similarly apply to successive Triggering Events.

(d) Extraordinary Distributions. Except as specifically provided for in Section 8(c) above, if the Company shall distribute to all holders of its Shares: (i) any shares of capital stock of the Company, evidence of indebtedness, or other securities or rights convertible into shares of capital stock of the Company (but excluding Ordinary Dividends) without receiving payment of any consideration in exchange therefor, or (ii) cash (but excluding Ordinary Dividends), then, in each such case:

(i) the Strike Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Strike Price by a fraction

(x) the numerator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading, less the Fair Value of such distribution applicable to one Share, and

(y) the denominator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading;

and

(ii) this Warrant shall thereafter evidence the right to receive, at the adjusted Strike Price, that number of Shares (calculated to the nearest Share) obtained by dividing:

(x) the product of the aggregate number of Shares covered by this Warrant immediately prior to such adjustment and the Strike Price in effect immediately prior to such adjustment of the Strike Price by,

(y) the Strike Price in effect immediately after such adjustment of the Strike Price.

As used in this Warrant, “Ordinary Dividends” shall mean all quarterly dividends whether paid in cash, shares of capital stock of the Company or other securities, or any combination of the foregoing, except extraordinary or special dividends.

(e) Issuances of Additional Shares. In the event the Company, at any time or from time to time, on or after the Commencement Date shall issue or sell additional Shares for consideration per share less than the then Current Trading Price (“Additional Shares”), then the Strike Price shall be reduced, concurrently with such issue or sale, to a price determined by multiplying such Strike Price by a fraction:

(i) The numerator of which is the sum of (x) the number of Shares outstanding immediately prior to such issuance or sale, plus (y) the number of Shares issuable upon exercise of options or warrants or conversion of convertible securities outstanding immediately prior to such issuance or sale, plus (z) the number of Shares which the aggregate consideration received by the Company for the total number of such Additional Shares would purchase the then Current Trading Price; and

(ii) The denominator of which is the sum of (x) the number of Shares outstanding immediately after such issuance or sale plus (y) the number of Shares included in the numerator pursuant to clause (y) of Section 8.6(e)(i).

Upon any and each adjustment of the Strike Price as provided above in this clause (e), this Warrant shall thereafter evidence the right to receive, at the adjusted Strike Price the number of Shares (calculated to the nearest Shares) obtained by dividing:

(i) the product of the aggregate number of Shares covered by this Warrant immediately prior to such adjustment and the Strike Price in effect immediately prior to such adjustment of the Strike Price by

(ii) the Strike Price in effect immediately after such adjustment of the Strike Price.

As used herein “Current Trading Price” shall mean, the volume-weighted average closing price of the Shares for the five trading days immediately preceding (but not including) the date of the applicable issuance or sale .

(f) Computation of Consideration. For the purposes of this Section 8, the consideration for the issue or sale of Additional Shares, shall, irrespective of the accounting treatment of such consideration:

(i) Insofar as it consists of cash, be computed at the amount of cash received by the Company net of any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale;

(ii) Insofar as it consists of property (including securities) other than cash received by the Company, be computed at the fair market value thereof (as determined by the Board of Directors of the Company, or a committee thereof in good faith) immediately prior to the announcement of such issue or sale;

and

(iii) In the event Additional Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such Additional Shares, all as determined in good faith by the Board of Directors of the Company, or a committee thereof).

(g) Minimum Adjustment of Strike Price. If the amount of any adjustment of the Exercise Price required pursuant to this Section 8 would be less than $0.01, then such amount shall be carried forward and adjustment shall be made with respect thereto at the time and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least $0.01.

(h) Inapplicability of this Section 8. Notwithstanding anything to the contrary contained in this Section 8, the Strike Price shall not be adjusted for:

(i) Issuances or sales of Shares or other securities under any of the employee benefit plans of the Company or any of its affiliates;

(ii) Issuances or sales of Shares or other securities pursuant to plans of the Company for reinvestment of dividends;

(iii) Issuances or sales of securities by Prologis, L.P. or any other direct or indirect subsidiary of the Company, whether or not such securities are redeemable for, or convertible into, Shares or any other security of the Company;

(iv) Issuances or sales of Shares or other securities under arrangements in existence on the Commencement Date that have been disclosed in the Company’s annual, quarterly and periodic reports filed with the Securities and Exchange Commission; and

(v) Public offerings for cash.

9. Notice of Adjustments. Whenever the Strike Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 8 hereof, the Company shall promptly execute and deliver to the Holder a certificate signed by the Company’s chief executive officer or chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Strike Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder. The Company will also keep copies of all such certificates at its office and will cause the same to be available for inspection at such office during normal business hours by any Holder.

10. Notice of Events. In the event:

(a) that the Company shall take a record of the holders of its Shares (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than Ordinary Dividends), to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Company, any change or reclassification of the Shares, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d) of any proposed Triggering Event;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other action is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Shares (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other action, and the amount per share and character of such exchange applicable to the Warrant and the Shares issuable upon exercise of the Warrant. The failure to deliver any such notice shall not affect the legality or validity of such event, but in no event shall the Holder’s rights under this Warrant be limited.

11. Reservation of Common Shares. The Company covenants that, during the term this Warrant is exercisable, the Company will reserve from its unissued Shares a sufficient number of Shares to provide for the issuance of Shares upon the exercise of this Warrant. The Company further covenants that all Shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Strike Price, all as set forth herein, will be duly authorized, validly issued, fully paid, nonassessable, and free from all taxes, liens, and charges in respect of the issue thereof. The Company agrees that the issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing certificates representing Shares to execute and issue the necessary certificates upon the exercise of this Warrant.

12. No Rights as Stockholder. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Shares, including

(without limitation) the right to vote such Shares, receive distributions thereon, or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities or obligation on the Holder to exercise this Warrant or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

13. No Dilution or Impairment. The Company shall not, by amendment of its charter or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, impermissibly avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

14. Miscellaneous.

(a) Construction. Unless the context indicates otherwise, the term “Warrant” shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate upon exchange or substitution pursuant to the terms hereof.

(b) Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission or email, at the address indicated below or at such other address as such party may designate by ten days’ advance written notice to the other party.

To Holder:	Norges Bank
Bankplassen 2
PO Box 1179
Sentrum, 0107
Oslo, Norway
Attention: CIO Real Estate,
Email: kak@nbim.no

With a Copies to:	NBIM Real Estate
Queensberry House 5th Floor
3 Old Burlington Street
London W1S 3AE
United Kingdom
Email rpe@nbim.no and shu@nbim.no

and:

Clifford Chance U.S. LLP
31 West 52nd Street
New York, New York 10019
Attention: Jay Bernstein and Andrew Epstein
Facsimile (212) 878-8375

To the Company:	Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111
Attention: Chief Financial Officer
Facsimile: (415) 477-2032

With a copy to:	Mayer Brown, LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Michael Hermsen
Facsimile: (312) 706-8148

(c) Governing Law. Any dispute in the meaning, effect or validity of this Warrant shall be resolved in accordance with the laws of the State of Maryland without regard to the conflict of laws provisions thereof.

(d) Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Warrant, including without limitation to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(e) Entire Agreement. This Warrant and the exhibits hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

(f) Binding Effect. This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, and Holder and its successors.

(g) Waiver; Consent. This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the Holder and the Company, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of the Holder or the Company hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

(h) Listing on Securities Exchange. The Company, at its expense, shall use its best efforts to list on any securities exchange in which its Shares are listed and, maintain and increase when necessary such listing of, all Shares issuable upon exercise of this Warrant and, to the extent permissible under the applicable securities exchange rules, all such Shares, so long as any Shares shall be so listed. The Company will also so list on each securities exchange, and will maintain such listing of, any other securities which the Holders of this Warrant shall be entitled to receive upon the exercise thereof if at the time any securities of the same class shall be listed on such securities exchange by the Company.

(i) Remedies. The Company stipulates that the remedies at law of the Holders of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(j) Registration of Common Stock. The Company shall use its best efforts to maintain the effectiveness of a registration statement registering the issuance of the Shares issuable upon exercise of the Warrant and ensure that a current prospectus is on file with the Securities and Exchange Commission until the expiration of this Warrant in accordance with the provisions hereof.

(k) Transfer. This Warrant and all rights hereunder are transferable in whole or in part at any time by the Holder (or any successor holder), in its sole discretion, to any person or entity, subject to complying with applicable law, by delivery of an Assignment in the form attached hereto as Exhibit B.

[Remainder of the Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant effective as of the date set forth below.

DATED: December 20, 2012	COMPANY

Prologis, Inc., a Maryland corporation

	By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director and Assistant Secretary

Signature Page to PLD – W1

EXHIBIT A

NOTICE OF EXERCISE

To:     Prologis, Inc.

The Holder hereby elects [            ] to purchase pursuant to Section 2(a) of the attached Warrant, [                     ] to exchange this Warrant pursuant to Section 2(b) of the attached Warrant with respect to,             Shares of the Company, and, if applicable, tenders herewith payment of the Strike Price pursuant to the terms of the Warrant. Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Warrant.

Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the Holder.

Dated:	HOLDER

[ ]

Name:
Title:

A-1

EXHIBIT B

ASSIGNMENT

(To be executed only upon the assignment

of the within Warrant)

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto             , whose address is                                         , all of the rights of the undersigned under the within Warrant, with respect to              shares of common stock, par value $0.01 per share, of PROLOGIS, INC. (the “Company”) and, if such shares of common stock shall not include all the shares of common stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of common stock of the Company not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint                                          Attorney to register such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.

Dated:             , 201[     ].

By:
(Signature of Registered Holder)

B-1